CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 25, 2016, relating to the financial statements and financial highlights, which appear in the May 31, 2016 Annual Reports to Shareholders of Columbia Dividend Income Fund, Columbia High Yield Municipal Fund, Columbia Adaptive Risk Allocation Fund and Columbia Diversified Absolute Return Fund (four of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 27, 2016